Exhibit 10.9

EMPLOYMENT AND CONFIDENTIALITY AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of [•], 2006, (the “Effective Date”), by and between 3Sbio, Inc. (the “Company”), and [•], an individual residing in [•] (the “Employee”).

WITNESSETH:

WHEREAS, the Company desires to employ the Employee, and the Employee desires to accept such employment, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the parties hereto covenant and agree as follows:

1.	EMPLOYMENT

The Company hereby employs Employee in the position of [•], and the Employee hereby accepts such employment, upon the terms and conditions set forth in this Agreement.

2.	TERM

The initial term of the Employment shall be [•] years, commencing on [•] (the “Effective Date”), until [•].

3.	DUTIES AND RESPONSIBILITIES

The Employee agrees to serve as the [•] of the Company. In this position, the Employee will be responsible for [                                         ]. Employee’s duties at the Company will also include other relevant jobs assigned by the Company’s Board of the Directors (the “Board”) or the Chairman/CEO.

The Employee shall devote all of his or her working time, attention and skills to the performance of his or her duties and shall faithfully and diligently serve the Company in accordance with this Agreement, and the guidelines, policies and procedures of the Company as approved from time to time by the Board.

The Employee shall use his or her best endeavor to perform the duties hereunder. The Employee shall not, without the prior consent of the Board, become an employee of any entity other than the Company and any subsidiary of the Company, and shall not be concerned or interested in any other business directly competitive with that carried on by the Company. The Company shall have the sole discretion to determine, and shall notify the Employee, from time to time, as to which other companies are deemed to be in business directly competitive with that carried on by the Company. [Notwithstanding the foregoing, nothing in this clause shall preclude the Employee from holding or being otherwise interested in any shares or other securities of such companies that are listed on any securities exchange or recognized securities market anywhere, provided that the Employee shall notify the Company in writing of his or her existing interest in such shares or securities in a timely manner and with such details and particulars as the Company may reasonably require, provided further that before the Employee obtains such additional interest or such additional shares, the Employee shall first notify the Company in writing and with such details and particulars as the Company may reasonably require.]

4.	LOCATION

The Employee will be based in the Company’s office in [Shenyang] or such other locations that the Company may consider necessary for carrying out his or her duties.

5.	COMPENSATION AND BENEFITS

(a)	Annual Salary. In consideration for the service rendered by the Employee to the Company and any of its subsidiary, the Employee’s compensation shall consist of (X) an annual salary of [•]for the first year of the Employment, subject to annual review and adjustment by the Company in [•] every year and (Y) a discretionary performance bonus based on his or her performance.

(b)	Stock Options. [The Employee will be entitled to participate in the stock options plan adopted by the Company.]

(c)	Benefits. The Employee are eligible for participation in any standard employee benefits plan of the Company that currently exists or may be adopted by the Company in the future, including, but not limited to, any retirement plan, life insurance plan, health insurance plan and travel/holiday plan.

(d)	Vacation. The Employee shall be entitled to [•] weeks paid vacation each year during the term of the Employee’s employment hereunder. Unused vacation from the prior year can [not] be carried over to the succeeding year.

(e)	Taxation. The Employee is responsible to report his or her compensation to relevant tax authority in accordance with relevant laws and regulations. The Company or any of its subsidiary should report his or her compensation to relevant tax authority and withhold an adequate portion of his or her salary for the relevant tax if required by relevant laws and regulations.

(f)	Working Hours. The Employee shall work 8 hours per day and five days per week except on public holidays and annual paid leave, or such other numbers of working hours as agreed between the Employee and the Company.

6.	TERMINATION OF THE AGREEMENT

(a)	By the Company. The Company may terminate the Employment for cause, at any time, without notice or remuneration, if (1) the Employee is convicted or pleads guilty or nolo contendere to a felony or to an act of fraud, misappropriation or embezzlement, (2) the Employee has been negligent or acted dishonestly to the detriment of the Company, or (3) the Employee has engaged in actions amounting to misconduct or failed to perform his or her duties hereunder and such failure continues after the Employee are afforded a reasonable opportunity to cure such failure. In addition, the Company may terminate the Employment without cause at any time. In the case of termination by the Company without cause, the Company will pay the Employee a compensation equal to [•] months of his or her salary.

(b)	By Employee. The Employee may terminate the Employment at any time upon [•] months written notice to the Company, provided that, in the event that the Employee provides less than [•] months written notice, the Employee is required to pay to the Company a damage in the amount equal to [•] months of his or her salary.

7.	CONFIDENTIALITY AND NON-DISCLOSURE

In the course of the Employee’s services, the Employee may have access to the Confidential Information (as defined below) of the Company, its subsidiaries or any other third party, including but not limited to those embodied in memoranda, manuals, letters or other documents, computer disks, tapes or other information storage devices, hardware, or other media or vehicles, pertaining to the businesses of the Company, its subsidiaries or such other third party. All materials containing any such Confidential Information are the property of the Company, its subsidiaries, and/or such third party, and shall be returned to the Company, its subsidiaries, and/or such third party upon expiration or earlier termination of this Agreement. The Employee shall not directly or indirectly disclose or use any such Confidential Information, except as required in the performance of his or her duties in connection with the Employment.

During and after the Employment, the Employee shall hold the Confidential Information in strict confidence; the Employee shall not disclose the Confidential Information to anyone except other employees of the Company who have a need to know the Confidential Information in connection with the Company’s business. The Employee shall not use the Confidential Information other than for the benefits of the Company.

“Confidential Information” means information deemed confidential by the Company and its subsidiaries, treated by the Company and its subsidiaries or which the Employee knows or ought reasonably to have known to be confidential, and trade secrets, including without limitation designs, processes, pricing policies, methods, inventions, conceptions, technology, technical data, financial information, corporate structure and know-how, relating to the business and affairs of the Company and its subsidiaries, affiliates and business associates, whether embodied in memoranda, manuals, letters or other documents, computer disks, tapes or other information storage devices, hardware, or other media or vehicles. Confidential Information does not include information generally known or released to public domain through no fault of the Employee.

This Section 7 shall survive the termination of this Agreement for any reason.

8.	INVENTIONS ASSIGNMENT

The Employee understands that the Company and its subsidiaries are engaged in research and development and other activities in connection with its business and that, as an essential part of the Employment, the Employee is expected to make new contributions to and create inventions of value for the Company and its subsidiaries.

From and after the Effective Date, the Employee shall disclose in confidence to the Company and its subsidiaries all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets (collectively, the “Inventions”), which the Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of his or her employment at the Company. The Employee acknowledges that copyrightable works prepared by him or her within the scope of and during the period of his or her employment with the Company are “works for hire” and that the Company and its subsidiaries will be considered the author thereof. The Employee agrees that all the Inventions shall be the sole and exclusive property of the Company and its subsidiaries and the Employee hereby assigns all his or her right, title and interest in and to any and all of the Inventions to the Company and its subsidiaries or its successor in interest without further consideration.

The Employee agrees to assist the Company and its subsidiaries in every proper way to obtain for the Company and its subsidiaries and enforce patents, copyrights, mask work rights, trade secret rights, and other legal protection for the Inventions. The Employee will execute any documents that the Company and its subsidiaries may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. His or her obligations under this paragraph will continue beyond the termination of his or her employment with the Company, provided that the Company will compensate the Employee at a reasonable rate after such termination for time or expenses actually spent by the Employee at the Company’s request on such assistance. The Employee appoints the Secretary of the Company as his or her attorney-in-fact to execute documents on his or her behalf for this purpose.

This Section 8 shall survive the termination of this Agreement for any reason.

9.	NON-COMPETITION

In consideration of the salary paid to the Employee by the Company, the Employee agrees that during the term of the Employment and for a period of [•] years following the termination or expiration of this Agreement (for whatever reason):

(a)	the Employee will not approach clients, customers or contacts of the Company or other persons or entities introduced to the Employee in his or her capacity as a representative of the Company for the purposes of doing business with such persons or entities and will not interfere with the business relationship between the Company and such persons and/or entities;

(b)	unless expressly consented to by the Company, the Employee will not assume employment with or provide services as a director or otherwise for any competitor of the Company, or engage, whether as principal, partner, licensor or otherwise, in any business which is in direct or indirect competition with the business of the Company and its subsidiaries; and

(c)	unless expressly consented to by the Company, the Employee will not seek directly or indirectly, by the offer of alternative employment or other inducement whatsoever, to solicit the services of any employee of the Company and its subsidiaries employed as at or after the date of such termination, or in the year preceding such termination.

The provisions provided in Section 9 shall be separate and severable, enforceable independently of each other, and independent of any other provision of this Agreement.

The provisions contained in Section 9 are considered reasonable by the Employee and the Company but, in the event that any such provisions should be found to be void under applicable laws but would be valid if some part thereof was deleted or the period or area of application reduced, such provisions shall apply with such modification as may be necessary to make them valid and effective.

This Section 9 shall survive the termination of this Agreement for any reason.

10.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the Employee and the Company regarding the terms of the Employment. The Employee acknowledges that the Employee has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set forth in this Agreement. Any amendment to this Agreement must be in writing and signed by the Employee and the Company.

11.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of [PRC].

IN WITNESS WHEREOF, this Agreement has been executed.

3Sbio Inc.	Employee

Signature:	Signature:

Name:	Name:
Title: